Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated March 1, 2023, and each included in this Post-Effective Amendment No. 338 to the Registration Statement (Form N-1A, File No. 333-192858) of The Advisors’ Inner Circle Fund III (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 23, 2022, with respect to the financial statements and financial highlights of PineBridge Dynamic Asset Allocation Fund, Ninety One Emerging Markets Equity Fund, Ninety One Global Environment Fund, Ninety One International Franchise Fund, and Ninety One Global Franchise Fund (five of the series constituting The Advisors’ Inner Circle Fund III) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 28, 2023